Contact:	John R. Lund, CFO Cysive, Inc. 703.259.2300

FOR IMMEDIATE RELEASE

Cysive Reports Third Quarter Results

Reston, Va. — October 30, 2002 — Cysive, Inc. (Nasdaq: CYSV), a provider of Interaction Server software, today announced its results for the third quarter ended September 30, 2002.

Revenue for the third quarter of 2002 totaled $1.1 million, compared to revenue of $1.3 million for the second quarter of 2002 and revenue of $2.6 million for the third quarter of 2001. Net loss for the third quarter of 2002 was ($9.5) million, or ($0.33) per share, compared to a net loss of ($5.5) million, or ($0.19) per share, for the second quarter of 2002, and a net loss of ($5.3) million, or ($0.18) per share, for the third quarter of 2001.

Net loss for the third quarter of 2002 includes a charge of $5.9 million, or ($0.21) per share, related to the restructuring previously announced in the company’s August 9, 2002 press release. Excluding this restructuring charge, net loss for the third quarter of 2002 was ($3.6) million, or ($0.12) per share.

“Given the continued weakness in IT spending, we remain focused on managing costs, developing our Cysive Cymbio™ Interaction Server product, and building a pipeline of new business,” said Nelson A. Carbonell, Jr., president and chief executive officer of Cysive.

Revenue for the nine months ended September 30, 2002 totaled $3.8 million, compared to $13.2 million for the nine months ended September 30, 2001. Net loss for the nine months ended September 30, 2002 was ($23.3) million, or ($0.80) per share, compared to a net loss of ($15.1) million, or ($0.51) per share, for the nine months ended September 30, 2001.

Cysive will hold a conference call to discuss this announcement at 10 a.m. Eastern Time today. The call will be available via webcast at www.cysive.com. A replay of the call will be available via webcast beginning approximately two hours after the conclusion of the live call, through November 6, 2002.

About Cysive™

Cysive, Inc. is a provider of Interaction Server software that transforms the enterprise to a user-centric interaction architecture. The Cysive Cymbio Interaction Server isolates interaction, presentation, Interaction Scenario management and monitoring, and web services orchestration in the Interaction Tier to manage interaction between users and the enterprise. Cysive Cymbio leverages existing IT assets and enterprise applications to create integrated computing capabilities that change with business operations. Since 1993, Cysive has provided mission-critical software to Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union, Schneider National, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, VA. Cysive can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s quarterly report on Form 10-Q filed with the Commission on August 12, 2002, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

- Tables to Follow -

Cysive, Inc.
Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2002	2001	2002	2001

Revenues:
Services	$1,044	$2,571	$3,603	$13,246
Software license	70	—	167	—

Total revenues	1,114	2,571	3,770	13,246
Direct costs:
Services	824	3,115	3,149	12,332
Software license	38	—	106	—

Total direct costs	862	3,115	3,255	12,332

Gross profit (loss)	252	(544)	515	914
Operating expenses:
Sales and marketing	1,660	2,318	7,187	6,265
General and administrative	2,388	2,786	7,914	10,196
Research and development	1,009	1,210	2,667	2,876
Stock compensation	211	1,120	4,201	2,231
Restructuring	5,945	(850)	5,945	839

Total operating expenses	11,213	6,584	27,914	22,407

Operating loss	(10,961)	(7,128)	(27,399)	(21,493)
Investment income, net	1,464	1,902	4,114	6,429

Loss before taxes	(9,497)	(5,226)	(23,285)	(15,064)
Income tax expense	—	55	—	55
Net loss	($9,497)	($5,281)	($23,285)	($15,119)

Basic and diluted net loss per share	($0.33)	($0.18)	($0.80)	($0.51)
Weighted average shares outstanding and common stock equivalents	28,765,130	29,705,617	29,209,687	29,570,792

Cysive, Inc.
Balance Sheets
(In thousands)

	September 30,	December 31,
	2002	2001

	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$5,994	$1,484
Investments	77,059	117,459
Accounts receivable, net	446	555
Prepaid expenses and current other assets	1,729	2,381
Income tax receivable	37	126

Total current assets	85,265	122,005
Furniture, fixtures and equipment, net	3,178	5,791
Investments	52,665	32,343
Other assets	935	995

Total assets	$142,043	$161,134

Liabilities and stockholders’
Current liabilities:
Accounts payable	$60	$303
Accrued liabilities	1,975	2,671
Deferred revenue	410	62
Accrued restructuring	1,180	1,035

Total current liabilities	3,625	4,071
Accrued restructuring, less current portion	4,064	829

Total liabilities	7,689	4,900
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock	—	—
Common stock	310	299
Treasury stock	(24)	(6)
Additional paid-in capital	202,182	205,195
Deferred stock compensation	(725)	(5,002)
Unrealized gain on investments	1,276	1,090
Accumulated deficit	(68,665)	(45,342)

Total stockholders’ equity	134,354	156,234

Total liabilities and stockholders’ equity	$142,043	$161,134